UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):   September 19, 2018

VIRTU FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37352 (Commission File No.)	32-0420206 (IRS Employer Identification No.)

300 Vesey Street New York, NY 10282 (Address of principal executive offices)

(212) 418-0100
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement

Amendment to Fourth Amended and Restated Credit Agreement

On September 19, 2018 (the “Closing Date”), Virtu Financial LLC (“Virtu Financial”), a subsidiary of Virtu Financial, Inc. (“we” or the “Company”) and VFH Parent LLC (the “Borrower”) a subsidiary of Virtu Financial, entered into an amendment (the “Amendment No. 2”) to its Fourth Amended and Restated Credit Agreement (the “Amended Credit Agreement”), with the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.

Pursuant to the Amendment No. 2, and following the voluntary prepayment made by the Borrower in the amount of $74.0 million as further described in Item 8.01, the aggregate principal amount of the term loan under the Amended Credit Agreement is $400 million.

The term loan borrowings under the Amended Credit Agreement will bear interest, at our election, at either (i) the greatest of (a) the prime rate in effect, (b) the federal funds effective rate plus 0.5%, (c) an adjusted LIBOR rate for a Eurodollar borrowing with an interest period of one month plus 1% and (d) 2.00% plus, in each case, 1.75%, or (ii) the greater of (x) an adjusted LIBOR rate for the interest period in effect and (y) 1.00%, plus, in each case, 2.75%.  Prior to the execution of Amendment No. 2, the Borrower’s term loan borrowings bore interest, at our election, at either (i) the greatest of (a) the prime rate in effect, (b) the federal funds effective rate plus 0.5%, (c) an adjusted LIBOR rate for a Eurodollar borrowing with an interest period of one month plus 1% and (d) 2.00% plus, in each case, 2.25% or (ii) the greater of (x) an adjusted LIBOR rate for the interest period in effect and (y) 1.00%, plus, in each case 3.25%.

The senior secured credit facility under the Amended Credit Agreement is subject to certain financial covenants, which require the Borrower to maintain specified financial ratios and tests, including interest coverage and total leverage ratios, which may require the Borrower to take action to reduce its debt or to tact in a manner contrary to its business objectives.  The senior secured credit facility is also subject to certain negative covenants that restrict the Borrower’s ability to, among other things, incur additional indebtedness, dispose of assets, guarantee debt obligations, repay other indebtedness, pay dividends, pledge assets, make investments, including in certain of our operating subsidiaries, make acquisitions or consummate mergers or consolidations and engage in certain transactions with subsidiaries and affiliates.  The Borrower is also subject to contingent principal payments based on excess cash flow and certain other triggering events.

Borrowings under the Amended Credit Agreement are secured by substantially all of the Borrower’s assets, other than the equity interests in and assets of its subsidiaries that are subject to, or potentially subject to, regulatory oversight and its foreign subsidiaries, but including 100% of the non-voting stock and 65% of the voting stock of these subsidiaries.

Under the Amended Credit Agreement the maturity date is unchanged, as term loans will mature on December 30, 2021, subject to certain exceptions and permitted extensions as set forth in the Amended Credit Agreement.

The Company issued a press release announcing the foregoing on September 19, 2018.  A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Reference is made to Item 1.01 above, which is incorporated herein by reference.

Item 8.01 Other Events

As previously announced, on September 19, 2018, the Borrower made a voluntary prepayment of $74.0 million pursuant to the terms of its senior secured term loan facility.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1                        Press Release dated September 19, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Virtu Financial, Inc.

By:	/s/ Justin Waldie
Name:	Justin Waldie
Title:	Senior Vice President, Secretary and General Counsel

Dated:  September 19, 2018